BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON APRIL 05, 2018

1.            Date, Time and Place: Meeting held on April 05, 2018, at 10:00 am, in São Paulo City, São Paulo State, at the BRF S.A (“Company” or “BRF”) office located at Rua Hungria, 1400, 5th floor.

2.            Summons and Presence: Summons duly held pursuant to Article 21 of the Company’s Bylaws considering the presence of the majority of the members of the Board of Directors: Mr. Abilio dos Santos Diniz (“Mr. Abilio Diniz”), Mrs. Flavia Buarque de Almeida (“Mrs. Flávia Almeida”), Mr. José Aurélio Drummond Jr. (“Mr. José Drummond”), Mr. José Carlos Reis de Magalhães Neto (“Mr. José Magalhães”), Mr. Luiz Fernando Furlan (“Mr. Luiz Furlan”), Mr. Marcos Guimarães Grasso (“Mr. Marcos Grasso”), Mr. Walter Fontana Filho (“Mr. Water Fontana”), Mr. Walter Malieni Jr. (“Mr. Walter Malieni”). Mr. Francisco Petros Oliveira Lima Papathanasiadis (“Mr. Francisco Petros”) did not attend the meeting.

3.            Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Cristiana Rebelo Wiener.

4.            Agenda: Company’s Ordinary and Extraordinary Shareholders Meeting.

5.            Resolutions: The members approved, by unanimous votes of the present members and with no restrictions, the drawing up of the present minutes in summary form. Once the agenda had been examined, the following matters were discussed and the following resolutions were taken:

5.1.        Discussions regarding the Company’s Ordinary and Extraordinary Shareholders Meeting.

The discussion over this topic lasted from April 5th (instatement date) until April 6th, 2018, in view of the efforts of the directors present at the meeting to pursue a consensus for a single slate of candidates for the Board of Directors, to be submitted for the approval of the Ordinary and Extraordinary Shareholders Meeting called for April 26th, 2018.

Despite the efforts, it was not possible to execute the referred agreement, in view of the difficulties presented by the director Francisco Petros, who was not present at the meeting duly convened.

In view of the above and considering the challenges faced by the Company, especially due to: (i) the request for the dismissal of the current Board of Directors; (ii) the investigation process originated by the Trapaça Operation; (iii) the difficulties faced in the international market; (iii) the majority of the members of the Board of Director present at the meeting resolved, in the best interest of the Company, for the presentation of a slate comprised by the following candidates:

Extract of the Minutes of the Ordinary Meeting of the Board of Directors held on April 05, 2018

BRF S.A.

Publicly Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS HELD ON APRIL 05, 2018

(i)            Luiz Fernando Furlan (Chairman of the Board of Directors);

(ii)           Walter Malieni Jr.  (Vice-Charmain of the Board of Directors);

(iii)          Augusto Marques da Cruz Filho;

(iv)          Flavia Buarque de Almeida;

(v)           Roberto Rodrigues;

(vi)          José Aurélio Drummond;

(vii)         José Luiz Osório;

(viii)        Roberto Antônio Mendes;

(ix)          Dan Ioschpe; e

(x)           Vasco Augusto Pinto da Fonseca Dias Júnior.

The board member Walter Malieni registered his vote of disagreement in connection with the submission of this slate.

The members of the Board of Directors present at the meeting registered its appreciation and recognition for the work performed by Mr. José Drummond, Global Chief Execute Officer of the Company and the other members of the Board of Directors, including the adoption of immediate measures for the reopening of the European market and normalization of the Company’s business.

The members of the Board of Directors declared, further, that they believe in and support the Company's business plan, presented by the Board of Officers on February 22, 2018.

6.            Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors or information presented during the meeting were filed at the Company’s head office.

7.            Closure: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up in summary form by electronic processing and, having been read and found correct by all those present, were signed.

I certify that the above text is a faithful copy of the minutes which are filed in Book No. 6, pages 32 and 33, of the Minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, April 06, 2018.

Cristiana Rebelo Wiener Secretary

Extract of the Minutes of the Ordinary Meeting of the Board of Directors held on April 05, 2018